NEWS RELEASE

                                                 Contact: Steven R. Bower
                                                 Collins & Aikman Corporation
                                                 (704) 548-2382


          COLLINS & AIKMAN ADVANCES AUTO INTERIOR TRIM GROWTH STRATEGY
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           Will Acquire Larizza Industries, Inc.'s Manchester Plastics
                 Molded Interior Components and Systems Business

         Charlotte, North Carolina -- September 26, 1995, -- Collins & Aikman Corporation (NYSE:CKC) announced today the first step of a comprehensive strategy to accelerate the growth of its automotive interior trim business. Pursuant to a definitive merger agreement to acquire Larizza Industries, Inc. (AMEX:LII), Collins & Aikman will add a broad range of molded plastic products to its current $800 million portfolio of textile-based automotive trim products.
         Manchester Plastics, a maker of automotive door panels, headrests, floor console systems and instrument panel components, is the sole operating unit of Larizza Industries, Inc. Manchester is a leading designer and manufacturer of high quality plastics-based components and systems used in the interior of automobiles, light trucks, sport utility vehicles and minivans. It serves the North American automakers from eight manufacturing plants in the United States and Canada.


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         Under the  agreement,  Collins & Aikman  will  purchase  all  Larizza's shares at $6.50 cash per share, for a total purchase price of $144 million. In addition, Collins & Aikman will extinguish approximately $30 million of existing Larizza debt. The agreement is subject to the approval of Larizza shareholders and other customary conditions. Ronald T. Larizza, chairman and chief executive officer of Larizza, has voting control over 50.6 percent of Larizza's 22.1 million outstanding shares and has agreed to vote those shares in favor of the merger. Larizza's Board of Directors has approved and will recommend that its shareholders accept the proposed transaction.
         Collins  &  Aikman  said  it  will  finance  the  acquisition   through
additional bank borrowings.
         "We expect that Manchester's current sales of about $180 million will grow rapidly during the next several years due to significant new business booked with General Motors, Ford and other automakers" said Thomas E. Hannah, chief executive officer of Collins & Aikman. Manchester's sales per North American vehicle build have risen from $8 in 1991 to $12 currently. Based on booked business, sales are currently projected to reach nearly $20 per vehicle by the end of the decade.
         "Manchester's high quality product line, its well-equipped production facilities and its strong management and engineering team will form an excellent fit with our existing marketleading automotive interior lines," Hannah added. Collins & Aikman supplies the North American auto industry with interior trim products that include floor carpets, floor mats, luggage compartment trim, seat fabrics and convertible top systems.
         "The Manchester acquisition will deepen our product line and also complement the other dimension of our automotive growth strategy," Hannah said, "which is to develop European production capabilities for both existing and new product lines. Our goal is to serve our global automotive customers with the same quality and engineering and design
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capabilities on both continents."
         Hannah continued, "Edward W. Wells, president of Manchester, will continue to run the Manchester operations and work with Collins & Aikman to enhance the combined product portfolio." "The unique fit between Collins & Aikman and Manchester should provide customers with a broader product offering for the interior of the vehicle, a global manufacturing presence and an excellent platform for future growth," added Wells.
         Collins & Aikman is a leader in each of its three business segments: In Automotive Products, it is the largest supplier of its five basic interior trim products to the North American auto industry. In Interior Furnishings, it is the largest manufacturer of residential upholstery fabrics and six-foot commercial carpet in the United States. In Wallcoverings, it is the largest U. S. producer of residential wallpaper. Within these three segments, the Company holds a number one or a number two position in each of its eight major product lines, which together comprise more than 80% of its total net sales.


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